Exhibit 99.1

--------------------------------------------------------------------------------


                                  NEWS RELEASE

      DATE:          May 25, 2006   9:00 a.m. E.S.T.
      CONTACT:       James L. Saner, Sr., President and CEO
                     MainSource Financial Group  812-663-0157


--------------------------------------------------------------------------------

                       MainSource Financial Group Acquires
                                HFS Bank, F.S.B.


MainSource Financial Group, Inc., Greensburg, Indiana (NASDAQ: MSFG) - James L. Saner, Sr., President and Chief Executive Officer of MainSource Financial Group, Inc. today announced the consummation of its acquisition of HFS Bank, F.S.B., effective May 24, 2006 at 11:59 p.m. With total assets of approximately $236 million, HFS Bank operates six offices in Lake and Porter Counties, Indiana.

Mr. Saner stated, "I am pleased to welcome the employees and customers of HFS Bank into MainSource Financial Group. We remain committed to our community banking philosophy and this transaction reaffirms our long-term strategic objective of preserving the local decision-making and personal customer service that is quickly being abandoned in the smaller communities. We feel that this type of service, combined with MainSource Financial Group's exceptional product offerings, provides the HFS Bank customers a unique opportunity to manage all of their financial needs from one location."

Mr. Saner continued,"This acquisition will expand MainSource Financial Group's presence in Indiana to 66 offices in 29 counties. MainSource Financial Group is currently one of the top 10 multi-bank holding companies publicly traded in the state of Indiana and we are proud to continue our growth in new areas. Also, the addition of these locations provides a geographic connection between our Indiana and Illinois banking centers."

HFS Bank will change its name to MainSource Bank - Hobart as of Thursday, May 25, 2006. New signs and the MainSource logo will be prominently displayed at each location as well as in all future advertising. Jim Greiner, former President and CEO of HFS Bank, will continue to serve as President of MainSource Bank - Hobart.

Mr. Greiner added, "We are excited about the opportunity to expand our business services and retail product line as a result of our partnership with MainSource Financial Group. MainSource's philosophy of community banking and involvement will allow us to remain committed to the communities we serve in Northwest Indiana."

Shareholders of HFS at the time of the merger were entitled to elect to receive either 1.1231 shares of MainSource common stock or $19.35 in cash for each share of HFS stock owned by them. The merger consideration tabulation and calculation process for election forms submitted to the exchange agent by shareholders of HFS is substantially complete, and the allocation of HFS shares for which no election form has been submitted is anticipated to be completed in the week following the merger. Based on the election forms submitted to the exchange agent, it has been preliminarily determined that all HFS shareholders electing to receive shares of common stock of MainSource Financial Group will receive stock and substantially all of the HFS shareholders who elected to receive cash will receive cash. For those shares for which no election form has been submitted and for a few shareholders who elected to receive cash in exchange for their shares, those shares will be exchanged for shares of MainSource common stock in accordance with the terms of the merger agreement. Fractional shares of MainSource common stock will not be issued in the merger. Rather, shareholders of HFS will receive cash in the amount of $17.229 multiplied by the fractional share of MainSource common stock to which they would otherwise have been entitled. The exchange agent expects to mail MainSource common stock and cash in exchange for common stock of HFS in accordance with the terms of the Merger Agreement within the next few days to shareholders of HFS who have completed proper election forms and delivered their certificates for HFS common stock to the exchange agent. Those remaining shareholders of HFS who have not submitted proper election forms or delivered their stock certificates for HFS common stock to the exchange agent will be automatically determined as eligible to receive cash or MainSource common stock. Such cash or MainSource common stock will be held by the exchange agent or MainSource until such shareholders of HFS submit their certificates to the exchange agent or MainSource. The exchange agent will be mailing a letter of transmittal in the coming weeks to all non-electing shareholders for those shareholders to surrender their certificates for exchange. Any questions regarding the exchange or tabulation process should be directed to the exchange agent, Computershare Trust Company of New York, at 1-800-245-7630.

MainSource will issue approximately 1.1 million shares of common stock in the aggregate and pay approximately $17.3 million in cash to the former shareholders of HFS common stock for total consideration of $36.1 million.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ National Market (under the symbol:"MSFG") and is a community-focused, financial holding company with assets of approximately $2.1 billion. The Company operates 66 offices in 29 Indiana counties and six offices in three Illinois counties through its four banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, MainSource Bank - Crawfordsville, Crawfordsville, Indiana, and MainSource Bank - Hobart, Hobart, Indiana. Through its non-banking subsidiaries, MainSource
Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.


Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios, the timing of the closing of the transaction, the timing and success of integration efforts once the transaction is complete, MainSource's expectations or ability to realize success with the affiliation with HFS Bank and the impact of this transaction, if successful, on MainSource's business.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.


                                 * * * * *

               MainSource Financial Group, Inc., 201 N. Broadway,
                       P.O. Box 87, Greensburg, IN 47240